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                                   EXHIBIT 99

                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE

              HOME CITY REPORTS DIVIDEND DECLARATION AND AGREEMENT

Springfield, Ohio, August 25, 2005

      Home City Financial Corporation (Nasdaq SmallCap Market: HCFC), holding company of Home City Federal Savings Bank of Springfield ("Home City"), announced that at its meeting of August 22, 2005, the Board of Directors approved a cash dividend of $.11 per share. The dividend is to be paid September 15, 2005, to all shareholders of record as of September 8, 2005.

      In addition, Home City has made, and will continue to make, improvements to its lending policies and procedures pursuant to a supervisory agreement between Home City and the Office of Thrift Supervision (the "agreement"). Home City is a federally chartered savings bank under the regulation and supervision of the Office of Thrift Supervision of the U. S. Department of the Treasury.

      The agreement memorializes various changes Home City has already made, as well as changes it will make in the next few months, to its loan polices and its loan underwriting and administration practices and procedures, including requiring certain additional documentation from its borrowers at the time of application and during the course of the loans, preparing more detailed written analysis of Home City's decision to make each loan, and requiring more loan review by the Board of Directors.

      Home City is proud of its relatively low charge-off ratio and non-performing loan ratio. During the quarter ended March 31, 2005, Home City's ratio of net charge-offs to average loans was .01%, which was less than the national banks and thrifts median ratio and the Ohio banks and thrifts median ratio. The ratio of non-performing loans to loans outstanding at March 31, 2005, was .10%, which also was less than both the national and the Ohio banks and thrifts median ratios.

      Home City also plans, as agreed with the OTS, to increase its self-auditing of its operations to ensure and document that Home City is in compliance with all applicable statutes, regulations and internal policies. As part of its increased internal monitoring, Home City will hire an additional employee as an Internal Audit Manager.

      Home City has agreed that, until it completes all of the steps it has agreed to take, Home City will obtain permission from the OTS before it increases its asset size in any quarter in excess of net interest credited on deposit liabilities during the quarter; makes changes to its Board of Directors or senior management; enters into, extends or makes changes to compensation arrangements of directors or senior management; or makes certain severance or indemnification payments to officers of Home City.

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      Home City strives to follow best practices in its operations and believes that the changes it is making in accordance with the agreement will help to ensure that Home City not only complies with all regulatory requirements but continues to provide exemplary customer service to the community. Home City recently reported a 13.8% increase in net income for the six months ended June 30, 2005, compared to the same period last year. Net interest income increased by 8.9% compared to the same six months of last year, reflecting good interest rate spread management as interest rates have been rising. Home City is also proud of its strong capital position, with 8.36% core capital and 12.47% risk-based capital, levels at which Home City is deemed to be "well capitalized" under OTS regulations.

      Information regarding transactions in the common shares of HCFC is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".